As filed with the Securities and Exchange Commission on November 22, 2022

Registration No. 333-268361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYDRO ONE HOLDINGS LIMITED	HYDRO ONE LIMITED

(Exact name of each Co-Registrant as specified in its charter)

Ontario, Canada	Ontario, Canada
(Province or Other Jurisdiction of Incorporation or Organization)

4911	4911
(Primary Standard Industrial Classification Code Number (if applicable))

Not Applicable	Not Applicable
(I.R.S. Employer Identification Number (if applicable))

483 Bay Street

South Tower, 8th Floor

Toronto Ontario M5G 2P5

Canada

(416) 345-5000

(Address and telephone number of Co-Registrants’ principal executive offices)

C T Corporation System

28 Liberty Street, New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Paul Harricks Executive Vice President and Chief Legal Officer 483 Bay Street, South Tower, 8th Floor Toronto Ontario M5G 2P5 Canada (416) 345-5000	Richard Raymer Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7388

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement

Province of Ontario, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.☒	At some future date (check the appropriate box below):

	1.☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing).
	2.☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .
	3.☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Co-Registrants or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.☐	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.  ☒

The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities regulatory authority in the Province of Ontario. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Hydro One Limited at 483 Bay Street, South Tower, 8th Floor, Toronto, Ontario M5G 2P5, (416) 345-6313 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 22, 2022

HYDRO ONE HOLDINGS LIMITED

U.S.$3,000,000,000

Debt Securities

Fully and Unconditionally Guaranteed by

HYDRO ONE LIMITED

Hydro One Holdings Limited (“HOHL” or the “Issuer”), an indirect wholly-owned subsidiary of Hydro One Limited, may from time to time issue, offer and sell debentures, notes or other evidence of indebtedness of any kind, nature or description (collectively, “Debt Securities”) under this short form base shelf prospectus (the “Prospectus”). The Debt Securities will be fully and unconditionally guaranteed as to payment of principal, premium (if any), interest and certain other amounts by Hydro One Limited. The Debt Securities offered hereby may be offered or sold separately or together, in separate series, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements to this Prospectus (each, a “Prospectus Supplement” and together, the “Prospectus Supplements”).

The aggregate initial offering price of Debt Securities (or the United States dollar equivalent thereof if the Debt Securities are denominated in any other currency or currency unit) that may be sold pursuant to this Prospectus during the 25-month period that this Prospectus, including any amendments hereto, remains effective is limited to U.S.$3,000,000,000.

All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Debt Securities to which such Prospectus Supplement pertains.

Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. There is currently no market through which the Debt Securities may be sold, and purchasers may not be able to resell such Debt Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Debt Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities and the extent of issuer regulation. See “Risk Factors” and “Underwriting”.

The Debt Securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada (other than the Province of Ontario) and, unless otherwise provided in the Prospectus Supplement relating to a particular offering of Debt Securities, will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada.

Unless otherwise indicated in the Prospectus Supplement relating to an offering of Debt Securities, the particular offering of Debt Securities will be subject to approval of certain legal matters on behalf of the Issuer and Hydro One Limited by Osler, Hoskin & Harcourt LLP, with respect to Canadian law and by Dorsey & Whitney LLP, with respect to United States (“U.S.”) law.

Investing in the Debt Securities involves significant risks. Prospective investors should carefully read and consider the risk factors described or referenced under the heading “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors” in this Prospectus, contained in any of the documents incorporated by reference herein, and in any applicable Prospectus Supplement, before purchasing Debt Securities.

The Issuer and Hydro One Limited are permitted, under the multi-jurisdictional disclosure system adopted by the U.S. and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the U.S.

Unless otherwise stated therein, all financial statements incorporated by reference in this Prospectus have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

A purchaser’s ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that both the Issuer and Hydro One Limited are organized under the laws of the Province of Ontario, all of the officers and directors of the Issuer and Hydro One Limited and the majority of the experts named in this Prospectus are non-U.S. residents, and a substantial portion of the assets of the Issuer and Hydro One Limited and the assets of such experts named in this Prospectus are located outside of the U.S.

The Debt Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The specific terms of the Debt Securities will be set forth in an accompanying Prospectus Supplement and may include the designation of the particular series, the aggregate principal amount of Debt Securities being offered, any limit on the aggregate principal amount of the Debt Securities of any series being offered, the issue and delivery date, the maturity date, the offering price, the interest rate or method of determining the interest rate, the interest payment date(s), any redemption provisions, any repayment provisions and any other material terms and conditions of the Debt Securities.

The Issuer reserves the right to include in a Prospectus Supplement specific variable terms pertaining to the Debt Securities that are not within the descriptions set forth in this Prospectus.

- ii -

Prospective investors should be aware that an acquisition of the Debt Securities described herein may have tax consequences both in Canada and the U.S. This Prospectus does not, and any applicable Prospectus Supplement may not, fully describe these tax consequences. Prospective investors should read the tax discussion (if any) in any applicable Prospectus Supplement, but note that such discussion may be only a general summary that does not cover all tax matters that may be of importance to a prospective investor. Each prospective investor is urged to consult its own tax advisors about the tax consequences relating to the purchase, ownership and disposition of the Debt Securities in light of the investor’s own circumstances.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or has performed any review of the contents of this Prospectus.

This Prospectus constitutes a public offering of Debt Securities in only those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Debt Securities. The Issuer may offer and sell the Debt Securities to, or through, underwriters or dealers purchasing as principals and may also sell the Debt Securities to one or more purchasers directly or through agents. See “Underwriting”.

A Prospectus Supplement relating to a particular offering of Debt Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Issuer in connection with the offering and sale of the Debt Securities, and will set forth the terms of the offering of the Debt Securities, including the public offering price of such Debt Securities (or the manner of determination thereof if offered on a non-fixed price basis), the method of distribution of such Debt Securities, including, to the extent applicable, the proceeds to, and the portion of expenses borne by, the Issuer from such sale, any underwriting fees, discounts or commissions and any discounts or concessions allowed, re-allowed or paid by any underwriter to other dealers and other material terms of the plan of distribution. If offered on a non-fixed price basis, Debt Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Debt Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation, as applicable, will be increased or decreased by the amount by which the aggregate price paid for Debt Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to the Issuer. See “Underwriting”.

In connection with any offering of Debt Securities (unless otherwise specified in a Prospectus Supplement), the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Debt Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time. See “Underwriting”.

The head and registered office of each of the Issuer and Hydro One Limited is located at 483 Bay Street, South Tower, 8th Floor, Toronto, Ontario, M5G 2P5.

- iii -

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless otherwise noted or the context otherwise requires, references to “Hydro One” or the “Company” refer to Hydro One Limited and its subsidiaries taken together as a whole. References to “Hydro One Inc.” refer only to Hydro One Inc., references to “Hydro One Limited” refer only to Hydro One Limited and references to “HOHL” or the “Issuer” refer only to Hydro One Holdings Limited. In addition, “Ontario” or the “Province of Ontario” refers to the Province of Ontario as a geographical area. References to the “Province” in upper case type refer to His Majesty the King in Right of Ontario and/or his designee.

All references in this Prospectus to “dollars” and “$” are to Canadian dollars, unless otherwise expressly stated. Unless otherwise expressly stated therein, the financial information of Hydro One Limited contained in the documents incorporated by reference herein are presented in Canadian dollars. Hydro One Limited prepares and presents its financial statements in accordance with U.S. GAAP. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included in any Prospectus Supplement is prepared in accordance with U.S. GAAP.

This Prospectus provides a general description of Debt Securities that the Issuer may offer. Each time the Issuer sells Debt Securities under this Prospectus, the Issuer will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Debt Securities, a prospective investor should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

This Prospectus includes or the documents incorporated by reference herein include a summary of certain material agreements of Hydro One Limited. The summary descriptions are not complete and are qualified by reference to the terms of the material agreements, which have been filed with the Canadian securities regulatory authorities and are available on SEDAR under Hydro One Limited’s profile at www.sedar.com. Investors are encouraged to read the full text of such material agreements.

Each of the Issuer and Hydro One Limited is responsible for the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. Neither the Issuer nor Hydro One Limited has authorized anyone to provide you with different or additional information. Investors should only rely on the information contained in this Prospectus or any Prospectus Supplement and in the documents incorporated by reference herein and therein and investors are not entitled to rely on parts of such information to the exclusion of others. The Issuer is not making an offer of Debt Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated by reference herein, contains “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information”) that is based on current expectations, estimates, forecasts and projections about Hydro One’s business and the industry, regulatory and economic environments in which Hydro One operates and includes beliefs and assumptions made by management. Such information includes, but is not limited to, statements related to: the general development of the Company’s business; future sales of Debt Securities; and statements concerning the content of future Prospectus Supplements. Additional forward-looking information is identified in the various documents incorporated by reference in this Prospectus, including in the section entitled “Forward-Looking Information” in Hydro One Limited’s most recent annual information form and the section entitled “Forward-Looking Statements and Information” in Hydro One Limited’s most recent annual and interim management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited. Words such as “aim”, “could”, “would”, “expect”, “anticipate”, “intend”, “attempt”, “may”, “plan”, “will”, “believe”, “seek”, “estimate”, “goal”, “target” and variations of such words and similar expression are intended to identify such forward-looking information. The forward-looking information contained or incorporated by reference in this Prospectus is not a guarantee of future performance and involves assumptions and risks and uncertainties that are difficult to predict. In particular, this forward-looking information is based on a variety of factors and assumptions including, but not limited to: the scope of the COVID-19 pandemic and duration thereof as well as the effect and severity of corporate and other mitigation measures on the Company’s operations, supply chain or employees; no unforeseen changes in the legislative and operating framework for Ontario’s electricity market or for Hydro One specifically; favourable decisions from the Ontario Energy Board and other regulatory bodies concerning outstanding and future rate and other applications; no unexpected delays in obtaining required approvals; no unforeseen changes in rate orders or rate setting methodologies for the Company’s distribution and transmission businesses; the continued use and availability of U.S. GAAP; no unfavourable changes in environmental regulation; a stable regulatory environment; no significant changes to the Company’s current credit ratings; no unforeseen impacts of new accounting pronouncements; no changes to expectations regarding electricity consumption; no unforeseen changes to economic and market conditions; recoverability of costs and expenses related to the COVID-19 pandemic, including the costs of customer defaults resulting from the pandemic; completion of operating and capital projects that have been deferred; and no significant event occurring outside the ordinary course of business. These assumptions are based on information currently available to the Company including information obtained by the Company from third-party sources. Actual outcomes and results may differ materially from those expressed, implied or forecasted by such forward-looking information. While the Company does not know what impact any of these differences may have, the Company’s business, results of operations, financial condition and credit stability may be materially adversely affected if any such differences occur. Factors that could cause actual results or outcomes to differ materially from the results expressed or implied by forward-looking information are discussed in more detail under “Risk Factors” in this Prospectus or in any Prospectus Supplement and in the various documents incorporated by reference in this Prospectus, including in the sections entitled “Forward-Looking Information” and “Risk Factors” in Hydro One Limited’s most recent annual information form, the sections entitled “Risk Management and Risk Factors” and “Forward-Looking Statements and Information” in Hydro One Limited’s most recent annual management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited and the section entitled “Forward-Looking Statements and Information” in Hydro One Limited’s most recent interim management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited. You should carefully consider these and other factors and not place undue reliance on forward-looking information.

Neither the Issuer nor Hydro One Limited undertakes or assumes any obligation to update or revise any forward-looking information for any reason, except as required by applicable securities laws.

WHERE TO FIND ADDITIONAL INFORMATION

The Issuer and Hydro One Limited have filed with the SEC, under the United States Securities Act of 1933, as amended, a registration statement on Form F-10 relating to the Debt Securities qualified by this Prospectus (the “Registration Statement”). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to Hydro One and the Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement, reference is made to the Registration Statement and to the exhibits filed therewith. Statements included or incorporated by reference in this Prospectus about the contents of certain documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

Under the multi-jurisdictional disclosure system adopted by the U.S. and Canada, documents and other information that Hydro One Limited files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. You may read and download any public document that Hydro One Limited has filed with the Ontario Securities Commission on SEDAR at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of KPMG LLP; (iii) the powers of attorney from the directors and officers of each of the Issuer and Hydro One Limited (included on the signature page to the Registration Statement); (iv) the Indenture dated as of June 8, 2018 (the “Indenture”) between HOHL, as issuer, Hydro One Limited, as guarantor, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian co-trustee (the “Canadian Co-Trustee”, and together with the U.S. Trustee, the “Trustees”); and (v) the Statement of Eligibility on Form T-1 under the United States Trust Indenture Act of 1939 of Computershare Trust Company, N.A.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed by Hydro One Limited with the Ontario Securities Commission, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of Hydro One Limited dated February 25, 2022 for the year ended December 31, 2021;

(b)

the comparative audited consolidated financial statements of Hydro One Limited as at and for the years ended December 31, 2021 and December 31, 2020, together with the notes thereto and the independent auditors’ report thereon (the “2021 Annual Financial Statements”);

(c)

management’s discussion and analysis in respect of the 2021 Annual Financial Statements, including the unaudited consolidating summary financial information for Hydro One Limited, the Issuer and any subsidiaries of Hydro One Limited other than the Issuer on a combined basis with consolidating adjustments and total consolidated amounts (“Summary Financial Information”) as at and for the years ended December 31, 2021 and December 31, 2020;

(d)

the unaudited condensed interim consolidated financial statements of Hydro One Limited as at and for the three- and nine-month periods ended September 30, 2022 and September 30, 2021, together with the notes thereto (the “Interim Financial Statements”);

(e)

management’s discussion and analysis in respect of the Interim Financial Statements, including the Summary Financial Information as at and for the three- and nine-month periods ended September 30, 2022 and September 30, 2021; and

(f)	the management information circular of Hydro One Limited dated March 28, 2022 prepared in connection with the annual meeting of shareholders of Hydro One Limited held on June 8, 2022.

Except as otherwise stated below, any documents of the type referred to above, material change report (excluding confidential material change reports), business acquisition report or other disclosure document required to be incorporated by reference into a prospectus filed under National Instrument 44-101- Short Form Prospectus Distributions filed by Hydro One Limited or the Issuer with the Ontario Securities Commission after the date of this Prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this Prospectus. To the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed with or furnished to the SEC, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report).

Upon a new annual information form and the related annual audited consolidated financial statements and accompanying management’s discussion and analysis being filed by Hydro One Limited with and, where required, accepted by, the Ontario Securities Commission during the term of this Prospectus, the previous annual information form, the previous annual audited consolidated financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, all material change reports filed by Hydro One Limited prior to the commencement of the then current fiscal year and any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which Hydro One Limited’s new annual information form is filed (unless such report is incorporated by reference into the new annual information form filed or less than nine months of the acquired business’ or related businesses’ operations are incorporated into Hydro One Limited’s most recent annual audited consolidated financial statements), shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Debt Securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by Hydro One Limited with and, where required, accepted by, the Ontario Securities Commission during the currency of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Debt Securities hereunder. Upon a new management information circular relating to an annual meeting of shareholders of Hydro One Limited being filed by Hydro One Limited with and, where required, accepted by, the Ontario Securities Commission during the term of this Prospectus, the management information circular for the preceding annual meeting of shareholders of Hydro One Limited shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Debt Securities hereunder.

Upon new annual Summary Financial Information being filed by the Issuer with and, where required, accepted by, the Ontario Securities Commission during the term of this Prospectus, the previous annual Summary Financial Information and all interim Summary Financial Information included in the Prospectus or filed prior to the commencement of the then current fiscal year shall be deemed no longer to be included or incorporated by reference into this Prospectus for purposes of future offers and sales of Debt Securities hereunder. Upon new interim Summary Financial Information being filed by the Issuer with and, where required, accepted by, the Ontario Securities Commission during the term of this Prospectus, the previous interim Summary Financial Information included in the Prospectus or filed by the Issuer prior to the new interim Summary Financial Information being filed shall be deemed no longer to be included or incorporated by reference into this Prospectus for purposes of future offers and sales of Debt Securities hereunder.

Certain marketing materials (as that term is defined in applicable securities legislation in Canada) may be provided to Canadian investors in connection with a distribution of Debt Securities under this Prospectus and any applicable Prospectus Supplement. Any “template version” of any such “marketing materials” (as those terms are defined in National Instrument 41-101 – General Prospectus Requirements) pertaining to a distribution of Debt Securities, and filed by Hydro One Limited or the Issuer after the date of the applicable Prospectus Supplement for the offering and before termination of the distribution of such Debt Securities, will be deemed to be incorporated by reference in such Prospectus Supplement for the purposes of the distribution of Debt Securities to which the Prospectus Supplement pertains.

A Prospectus Supplement containing the specific terms of any offering of Debt Securities will be delivered to purchasers of such Debt Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of Debt Securities thereunder.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Hydro One Limited at 483 Bay Street, South Tower, 8th Floor, Toronto, Ontario, M5G 2P5, telephone (416) 345-6313, and are also available electronically under Hydro One Limited’s profile at www.sedar.com.

CURRENCY

In this Prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “dollars” or “$” are to lawful currency of Canada. References to “U.S. dollars” or “U.S.$” are to lawful currency of the United States of America. The following table sets forth, for the periods noted, the daily exchange rate and the high, low and average exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Year ended December 31,			Nine months ended September 30,
	2021	2020	2019	2022	2021
High	1.2942	1.4496	1.3600	1.3726	1.2856
Low	1.2040	1.2718	1.2988	1.2451	1.2040
Average	1.2535	1.3415	1.3269	1.2828	1.2513
Period End	1.2678	1.2732	1.2988	1.3707	1.2741

As of November 21, 2022, the daily exchange rate as reported by the Bank of Canada was U.S.$1.00 = $1.3452.

HYDRO ONE HOLDINGS LIMITED

HOHL was incorporated on August 25, 2017 under the Business Corporations Act (Ontario) and is an indirect, wholly-owned subsidiary of Hydro One Limited. HOHL has no significant assets or liabilities, no material subsidiaries and no ongoing business operations of its own.

HYDRO ONE LIMITED

Hydro One Limited was incorporated on August 31, 2015 under the Business Corporations Act (Ontario). On October 31, 2015, Hydro One Limited acquired all of the issued and outstanding shares of Hydro One Inc. from the Province in exchange for the issuance of common shares and Series 1 preferred shares in the capital of Hydro One Limited to the Province.

HYDRO ONE

Through its wholly-owned subsidiary Hydro One Inc., Hydro One is Ontario’s largest electricity transmission and distribution utility. Hydro One owns and operates substantially all of Ontario’s electricity transmission network and is the largest electricity distributor in Ontario by number of customers. Hydro One owns and operates approximately 30,000 circuit kilometres of high-voltage transmission lines and approximately 125,000 circuit kilometres of primary low-voltage distribution lines.

Hydro One has three segments: (i) transmission business; (ii) distribution business; and (iii) other.

Hydro One’s transmission business consists of owning, operating and maintaining its transmission system, which, as of December 31, 2021, accounted for approximately 98% of Ontario’s transmission capacity based on revenue approved by the Ontario Energy Board. All of Hydro One’s transmission business is carried out by subsidiaries of Hydro One Inc., including through Hydro One Networks Inc. (“HONI”) and Hydro One Sault Ste. Marie LP, as well as through Hydro One’s approximately 66% interest in B2M Limited Partnership, a limited partnership between Hydro One and the Saugeen Ojibway Nation with respect to the Bruce-to-Milton transmission line, and Hydro One’s approximately 55% interest in Niagara Reinforcement Limited Partnership, a limited partnership between Hydro One and Six Nations of the Grand River Development Corporation and, through a trust, the Mississaugas of the Credit First Nation, formed for the purpose of owning a new 230 kilovolt transmission line in the Niagara region. Hydro One’s transmission business is a rate-regulated business that earns revenues mainly from charging transmission rates that are subject to approval by the Ontario Energy Board. Hydro One’s transmission business represented approximately 60% of its total assets as at December 31, 2021, approximately 50% of its total revenues, net of purchased power(1), in 2021, and approximately 25% of its total revenues in 2021.

[1]

Revenues, net of purchased power is a non-GAAP financial measure. Non-GAAP financial measures do not have a standardized meaning under U.S. GAAP, which is used to prepare Hydro One Limited’s financial statements, and accordingly, these measures may not be comparable to similar measures used by other companies. Additional disclosure for this non-GAAP financial measure is incorporated by reference herein and can be found in the sections titled “Non-GAAP Measures” of Hydro One Limited’s most recent annual and interim management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited, each of which is available on SEDAR under Hydro One Limited’s profile at www.sedar.com.

Hydro One’s distribution business consists of owning, operating and maintaining its distribution system, which Hydro One, through Hydro One Inc., owns primarily through its wholly-owned subsidiary, HONI, the largest local distribution company in Ontario. Hydro One’s distribution system is also the largest in Ontario, and services a predominantly rural territory. Hydro One’s distribution business is a rate-regulated business that earns revenues mainly by charging distribution rates that are subject to approval by the Ontario Energy Board. Hydro One’s distribution business represented approximately 38% of its total assets as at December 31, 2021, approximately 49% of its total revenues, net of purchased power(1), in 2021 and approximately 74% of its total revenues in 2021.

Hydro One’s other segment consists principally of its telecommunications business, which provides telecommunications support for Hydro One’s transmission and distribution businesses. The telecommunications business is carried out by Hydro One Limited’s wholly-owned subsidiary Acronym Solutions Inc. (formerly, Hydro One Telecom Inc.). It also offers comprehensive information and communications technology services and solutions (for example, cloud services, managed services and security-based services) that extend beyond Acronym Solutions Inc.’s fibre optic network, in a competitive commercial market. Acronym Solutions Inc. is not regulated by the Ontario Energy Board. However, Acronym Solutions Inc. is registered with the Canadian Radio-television and Telecommunications Commission as a non-dominant, facilities-based carrier, providing broadband telecommunications services in Ontario with connections to Montreal, Quebec, Buffalo, New York, and Detroit, Michigan. The other segment also includes a deferred tax asset. The deferred tax asset arose from the revaluation of the tax bases of Hydro One’s assets to fair market value when the Company transitioned from the provincial payments in lieu of tax regime to the federal tax regime at the time of the Company’s initial public offering in 2015. Furthermore, Hydro One’s other segment also includes a joint venture that owns and operates electric vehicle fast charging stations across Ontario under the Ivy Charging Network brand. The other segment represented approximately 2% of Hydro One’s total assets as at December 31, 2021, approximately 1% of its total revenues, net of purchased power(1), in 2021 and approximately 1% of its total revenues in 2021.

The address of the head and registered office of Hydro One Limited is 483 Bay Street, South Tower, 8th Floor, Toronto, Ontario, M5G 2P5. See the section entitled “Business of Hydro One” in the latest annual information form of Hydro One Limited for further details relating to Hydro One’s business.

RISK FACTORS

Prospective investors in a particular offering of Debt Securities should carefully consider the risks presented in this Prospectus, as well as the information and risk factors contained in the Prospectus Supplement relating to that offering and any and all other information incorporated by reference in this Prospectus. Discussions of certain risks affecting Hydro One are generally provided and described in documents filed by Hydro One Limited with the Ontario Securities Commission from time to time and which are incorporated by reference into this Prospectus, including Hydro One Limited’s annual information form and annual and interim management’s discussion and analysis. In particular, see the sections entitled “Forward-Looking Information” and “Risk Factors” in Hydro One Limited’s most recent annual information form, the sections entitled “Risk Management and Risk Factors” and “Forward-Looking Statements and Information” in Hydro One Limited’s most recent annual management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited and the section entitled “Forward-Looking Statements and Information” in Hydro One Limited’s most recent interim management’s discussion and analysis of the financial condition and results of operations of Hydro One Limited. If any event arising from these or any other risks occurs, Hydro One’s business, prospects, financial condition, results of operations or cash flows could be materially adversely affected.

In addition, the following additional risk factors will be relevant to prospective investors of Debt Securities.

Reliance on Hydro One Limited as guarantor of the Debt Securities

The Issuer is not expected to have any assets, property or operations other than any Debt Securities it issues, loans it obtains from other third party lenders, loans or other investments it obtains from its affiliates, any associated hedging arrangements and any investments it makes with any such proceeds obtained from these activities. Therefore, the holders of Debt Securities are relying principally on the full and unconditional guarantee of the Debt Securities provided by Hydro One Limited and the financial position and creditworthiness of Hydro One Limited in respect of the payment of the amounts owing under and in respect of the Debt Securities. The financial position and creditworthiness of Hydro One Limited is subject to the risk factors incorporated by reference in this Prospectus.

The Debt Securities will be effectively subordinated to the debt and other liabilities of the Issuer’s and Hydro One Limited’s subsidiaries

Neither the Issuer’s nor Hydro One Limited’s subsidiaries (other than the Issuer) will guarantee or otherwise be responsible for the payment of principal, premium, Additional Amounts (as defined below) or interest required to be made by the Issuer or Hydro One Limited on the Debt Securities. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Issuer’s and Hydro One Limited’s subsidiaries (other than the Issuer). In the event of an insolvency, bankruptcy, liquidation, reorganization or similar proceeding in respect of any of the Issuer’s or Hydro One Limited’s subsidiaries, holders of Debt Securities will have no right to proceed against the assets of such subsidiaries. Creditors of such subsidiaries would generally be entitled to payment in full from such assets before any assets are made available for distribution to the Issuer or Hydro One Limited, as applicable, to pay its debts and other obligations.

The Indenture does not limit the amount of debt that the Issuer, Hydro One Limited or any of their subsidiaries may incur or restrict their ability to engage in other transactions that may adversely affect holders of the Debt Securities

The Indenture does not limit the amount of debt that the Issuer or Hydro One Limited may incur. In addition, the Indenture does not contain any financial covenants or other provisions that would afford the holders of Debt Securities any substantial protection if the Issuer or Hydro One Limited participates in a highly leveraged transaction. In addition, the Indenture does not limit the ability of the Issuer or Hydro One Limited to pay dividends, make distributions, repurchase outstanding shares or mortgage, pledge, encumber or charge any of their assets to secure any indebtedness or other financing. As a result of the foregoing, when evaluating the terms of the Debt Securities, a prospective investor should be aware that the terms of the Indenture and the Debt Securities do not restrict the ability of the Issuer or Hydro One Limited to engage in, or otherwise be a party to, various corporate transactions that could have an adverse impact on a purchaser’s investment in the Debt Securities.

The Debt Securities are not secured by any assets of the Issuer or Hydro One Limited and any secured creditors will have a prior claim on the assets of the Issuer or Hydro One Limited, as applicable

The Debt Securities are not secured by any assets of the Issuer or Hydro One Limited. If either the Issuer or Hydro One Limited incurs any secured debt, its assets would be subject to prior claims of its respective secured creditors. In such circumstances, it is possible that there would be insufficient assets remaining from which claims of the holders of any Debt Securities could be satisfied.

The Issuer and Hydro One Limited may be unable to generate the cash flow to service their debt obligations

There is no guarantee that the Issuer and/or Hydro One Limited will generate sufficient cash flow to enable them to service their indebtedness, including the Debt Securities. The ability of the Issuer and Hydro One Limited to pay their expenses and satisfy their debt obligations will depend on their future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors outside their control. Both the Issuer and Hydro One Limited are holding companies and therefore depend on dividends and other distributions from their subsidiaries. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Issuer and Hydro One Limited. The Issuer and Hydro One Limited believe that cash flow from operations and available cash will be adequate for the foreseeable future. However, if the Issuer and/or Hydro One Limited are unable to generate sufficient cash flow to service their debt, the Issuer and/or Hydro One Limited, as applicable, may be required to sell assets, reduce capital expenditures, refinance all or a portion of any outstanding debt, including the Debt Securities, or obtain additional financing. There is no guarantee that the Issuer and/or Hydro One Limited will be able to refinance their debt, sell assets or incur additional indebtedness on terms acceptable to them, or at all.

Changes in creditworthiness or credit ratings may adversely affect the value of the Debt Securities

In connection with any offering of Debt Securities, the Issuer expects to receive a credit rating for the Debt Securities being offered from one or more credit rating agencies. Such ratings are limited in scope and may not address all material risks related to the structure of, market for, or other factors related to the value of, the Debt Securities, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that the credit ratings assigned to the Debt Securities of any series will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by one or more of the rating agencies if, in such rating agency’s judgment, circumstances so warrant.

In addition, credit rating agencies evaluate the industry in which Hydro One operates as a whole and may change their credit rating for Hydro One Limited or the Issuer based on their overall view of such industry. Hydro One Limited and the Issuer cannot predict what actions rating agencies may take in the future, positive or negative, including in response to government action or inaction relating to or impacting Hydro One Limited. Actual or anticipated changes or downgrades in Hydro One Limited’s or the Issuer’s credit ratings, including any announcement that Hydro One Limited’s or the Issuer’s ratings are under further review for a downgrade, could affect the market value of the Debt Securities and increase corporate borrowing costs for the Issuer. See “Credit Ratings”.

The rights of holders of Debt Securities may change

Holders of Debt Securities will be bound by the terms and conditions of the Indenture. The terms and conditions of the Indenture may, however, be amended in certain circumstances, including with the approval of a majority of holders of outstanding Debt Securities of any series being affected.

No existing trading market

The Debt Securities will constitute a new issue of securities for which there is no existing trading market. The Issuer does not intend to list the Debt Securities on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the Debt Securities will ever develop or will be maintained. If a trading market does not develop or is not maintained, it may be difficult or impossible to resell the Debt Securities. Further, there can be no assurance as to the liquidity of any market that may develop for the Debt Securities, the ability of any purchaser to sell the Debt Securities or the price at which a purchaser will be able to sell the Debt Securities.

Further, even if an active trading market develops for the Debt Securities, the trading prices of the Debt Securities will depend on many factors, including prevailing interest rates, financial condition and results of operations of Hydro One Limited, the then-current credit ratings assigned to the Debt Securities and the markets for similar securities. If a holder of Debt Securities sells any Debt Securities before their maturity, such holder may have to do so at a substantial discount from the issue price, and as a result such holder may suffer substantial losses.

Changes in interest rates may affect the market price or value of the Debt Securities

Generally, the market price or value of the Debt Securities will decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline. Fluctuations in interest rates may also impact borrowing costs of the Issuer and Hydro One Limited, which may adversely affect the Issuer’s and Hydro One Limited’s creditworthiness. It is impossible to predict whether interest rates will rise or fall.

Prevailing yields on similar securities

The prevailing yield on debt securities with comparable maturities will affect the market value of the Debt Securities. Assuming all other factors remain unchanged, the market value of the Debt Securities will decline as prevailing yields for similar securities rise and will increase as prevailing yields for similar securities decline. Fluctuations in prevailing yields may also impact borrowing costs of the Issuer which may adversely affect its creditworthiness. It is impossible to predict whether prevailing yields will rise or fall.

Risk of optional redemption

The Issuer may elect to redeem the Debt Securities prior to their maturity (to the extent the terms of the Debt Securities provide for optional redemption prior to maturity), in whole or in part, at any time or from time to time, especially when prevailing interest rates are lower than the rate borne by the Debt Securities. If prevailing interest rates are lower than the interest rate borne by the Debt Securities at the time of redemption, a purchaser may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate that is at least equal to the interest rate on the Debt Securities being redeemed. See “Description of Debt Securities – Optional Redemption”.

In addition, any optional redemption feature giving the Issuer the right to redeem Debt Securities may limit their market value. During any period when the Issuer may elect to redeem the Debt Securities prior to the stated maturity date, the market value of those Debt Securities generally will not rise substantially above the price at which they can be redeemed.

Potential difficulties in enforcing civil liabilities outside Canada

Each of the Issuer and Hydro One Limited is incorporated under the laws of Ontario, Canada and substantially all of the Issuer’s and Hydro One Limited’s assets are currently located in Canada. All of the directors and officers of each of the Issuer and Hydro One Limited, and the experts named in the Prospectus, are non-U.S. residents, and a substantial portion of the assets of each of the Issuer, Hydro One Limited and such experts named in the Prospectus are located outside of the U.S. Each of the Issuer and Hydro One Limited agrees, in accordance with the terms of the Indenture, to accept service of process in any suit, action or proceeding with respect to the Indenture or any Debt Securities brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. Nevertheless, it may be difficult for holders of Debt Securities to effect service of process within the U.S. upon directors, officers and experts who are not residents of the U.S. or to realize in Canada upon judgments of courts of the U.S. predicated upon civil liability under U.S. federal or state securities laws or other laws of the U.S.

Canadian bankruptcy and insolvency laws may impair the Trustees’ ability to enforce remedies under the Indenture or the Debt Securities

The right of the Trustees to enforce remedies under the Indenture and the Debt Securities could be delayed by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation (including certain provisions of corporate statutes) if the benefit of such legislation is sought with respect to the Issuer and/or Hydro One Limited. Canadian bankruptcy, insolvency and other restructuring legislation (including certain provisions of corporate statutes) contain provisions enabling an obligor to prepare and file a restructuring proposal for consideration by all or some of its creditors, to be voted on by the various classes of creditors affected thereby. A restructuring proposal may have the effect of compromising the obligations under the outstanding Debt Securities. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class of securities, including those creditors that did not vote to accept the proposal. Moreover, such legislation, in certain circumstances, permits the debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place. Canadian bankruptcy, insolvency and other restructuring legislation also contemplate the granting of super priority security interests or charges on the assets of the debtor company to secure the repayment of any amounts to be borrowed to facilitate the insolvency proceeding, any amounts owing for the fees and costs of professionals involved in the insolvency proceeding, obligations of directors of the company with respect to their statutory liabilities and sometimes other amounts.

The powers of the court under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the provisions of certain Canadian corporate statutes have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, neither the Issuer nor Hydro One Limited can predict whether payments under the outstanding Debt Securities would be made during any such bankruptcy, insolvency or other restructuring proceeding, whether or when the Trustees could exercise their rights under the Indenture or whether and to what extent holders of the Debt Securities would be compensated for any compromise of obligations or any delays in payment, if any, of principal, premium, Additional Amounts or interest.

CONSOLIDATED CAPITALIZATION

There have been no material changes in Hydro One Limited’s share and loan capital, on a consolidated basis, since the date of the Interim Financial Statements, other than as noted below.

Since September 30, 2022, after giving effect to the issuance by Hydro One Inc., a wholly-owned subsidiary of Hydro One Limited, of $750 million principal amount of medium term notes pursuant to its medium term note program, the total long-term indebtedness of Hydro One Limited has increased by approximately $750 million.

USE OF PROCEEDS

Specific information regarding the use of proceeds from the sale of Debt Securities will be described in the applicable Prospectus Supplement. The Issuer and Hydro One Limited may, from time to time, issue Debt Securities otherwise than through the offering of Debt Securities pursuant to this Prospectus.

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to any offering and sale of Debt Securities pursuant to this Prospectus.

CREDIT RATINGS

Hydro One Limited has an issuer credit rating of A with a stable trend from DBRS Limited and A- with a stable outlook from S&P Global Ratings (“S&P”), although it has not yet obtained a credit rating in respect of any of the Debt Securities.

An issuer rating from DBRS reflects DBRS’ assessment of an issuer’s likelihood of default; that is, the risk that the issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Among other measures, DBRS uses the long-term obligations scale to assign issuer ratings. Long-term debt instruments which are rated in the A category by DBRS are in the third highest category and are considered to be of a good credit quality, with substantial capacity for the payment of financial obligations. Entities in the A category may be vulnerable to future events, but qualifying negative factors are considered manageable. The assignment of a “positive”, “stable” or “negative” trend provides guidance in respect of DBRS’ opinion regarding the trend for the rating. The rating trend indicates the direction in which DBRS considers the rating may move if present circumstances continue, or in certain cases, unless challenges are addressed by the issuer. An issuer rating from S&P is a forward-looking opinion about an obligor’s overall creditworthiness. This opinion focuses on the obligor’s capacity and willingness to meet its financial commitments as they come due but it does not apply to any specific financial obligation. An obligor with an issuer credit rating of ‘A’ from S&P has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in higher-rated categories. S&P may modify the ratings from AA to CCC using a plus (+) or minus (-) sign to show relative standing within the major rating categories.

The rating above is not a recommendation to purchase, sell or hold any of the Debt Securities and does not comment on the market price or suitability of any of the Debt Securities for a particular investor. There can be no assurance that the rating will remain in effect for any given period of time or that the rating will not be revised or withdrawn entirely by DBRS and S&P at any time in the future.

In connection with any offering of Debt Securities, the Issuer expects to receive credit ratings for the Debt Securities being offered from one or more credit rating agencies. The Prospectus Supplement for any such offering will specify the expected credit ratings for any such Debt Securities.

Hydro One Limited has made, and anticipates making, payments to each of DBRS and S&P pursuant to the rating agency services agreements entered into with such credit rating organizations in respect of the ratings assigned to Hydro One Limited, the ratings assigned to the long-term debt of Hydro One Limited and long-term debt and commercial paper of Hydro One Inc. Hydro One expects to make payments to DBRS and S&P in the future to the extent it obtains a rating specific to any of the Debt Securities. There have been no other services provided by any of such credit rating organizations to Hydro One within the last two years.

UNDERWRITING

The Debt Securities offered hereby may be sold by the Issuer: (i) to, or through, underwriters, dealers or agents purchasing as principal or acting as agent; (ii) directly to one or more purchasers; or (iii) through a combination of any of these methods of sale. The Debt Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Debt Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Debt Securities.

A Prospectus Supplement relating to a particular offering of Debt Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Issuer in connection with the offering and sale of the Debt Securities, and will set forth the terms of the offering of the Debt Securities, including the public offering price of such Debt Securities (or the manner of determination thereof if offered on a non-fixed price basis), the method of distribution of such Debt Securities, including, to the extent applicable, the proceeds to, and the portion of expenses borne by, the Issuer from such sale, any underwriting fees, discounts or commissions and any discounts or concessions allowed, re-allowed or paid by any underwriter to other dealers and other material terms of the plan of distribution. Only underwriters, dealers or agents so named in the applicable Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Debt Securities offered thereby. Unless otherwise indicated in a Prospectus Supplement, any agent is acting on a best efforts basis for the period of its appointment.

The Debt Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Debt Securities may be offered may vary between purchasers and during the period of distribution. If, in connection with the offering of Debt Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Debt Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Debt Securities is less than the gross proceeds paid by the underwriters to the Issuer.

If underwriters or dealers purchase Debt Securities as principal, the Debt Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all of the Debt Securities offered pursuant to any Prospectus Supplement if any of such Debt Securities are purchased. Any public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled under agreements which may be entered into with the Issuer and Hydro One Limited to indemnification by the Issuer and Hydro One Limited against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Hydro One in the ordinary course of business.

The Debt Securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada (other than the Province of Ontario) and, unless otherwise provided in the Prospectus Supplement relating to a particular issue of Debt Securities, will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada.

Each issue by the Issuer of Debt Securities will be a new issue of securities with no established trading market. Unless otherwise specified in a Prospectus Supplement relating to an offering of Debt Securities, such Debt Securities will not be listed on any securities or stock exchange. Any underwriters, dealers or agents to or through whom such Debt Securities are sold may make a market in such Debt Securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market in any such Debt Securities will develop or as to the liquidity of any trading market for such Debt Securities.

Unless otherwise specified in a Prospectus Supplement relating to an offering of Debt Securities, in connection with any offering of Debt Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Debt Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of Debt Securities offered pursuant to any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Debt Securities. No convertible, exchangeable or exercisable securities will be offered pursuant to this Prospectus or any Prospectus Supplement.

The Issuer has delivered an undertaking to the Ontario Securities Commission whereby it has undertaken to file the periodic and timely disclosure of Hydro One Limited, as guarantor of the Debt Securities, similar to the disclosure required under Item 12.1 of Form 44-101F1 – Short Form Prospectus for so long as the Debt Securities being distributed under the applicable Prospectus Supplement are issued and outstanding. For so long as the applicable requirements of Item 13.4 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) are satisfied, the Issuer intends to comply with its filing obligations set out in the undertaking by filing the notice permitted to be filed under Item 13.4(2)(d)(ii)(A) of NI 51-102 indicating that it is relying on the continuous disclosure documents filed by Hydro One Limited and that such documents can be found for viewing in electronic format on SEDAR under Hydro One Limited’s profile at www.sedar.com.

Unless otherwise specified in a Prospectus Supplement, the Debt Securities will be issued under the Indenture, as the same may be amended, restated, supplemented or replaced from time to time. A copy of the Indenture has been filed with the SEC as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is also available on SEDAR under Hydro One Limited’s profile at www.sedar.com.

The following description of the material terms and provisions of the Debt Securities and the Indenture is only a summary and is qualified in its entirety by reference to the provisions of the Indenture.

Terms of the Debt Securities

The Debt Securities may be issued in one or more separate series and each such series will rank pari passu with each other series without discrimination, preference or priority, regardless of the actual date of issue, and with all other unsecured and unsubordinated indebtedness of the Issuer or Hydro One Limited, as guarantor. The Prospectus Supplement for a particular series of Debt Securities will disclose the specific terms of such Debt Securities for such series. Those terms may include some or all of the following:

•	the title of such series;

•	any limit on the aggregate principal amount of the Debt Securities of such series;

•	the person to whom any interest shall be payable if other than the person in whose names the Debt Securities of such series are registered on the regular record date for such interest payment;

•	the date or dates on which principal is payable or the method for determining such date or dates, and any right to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the interest rate or rates;

•

the date or dates from which interest will accrue, or the method for determining such date or dates, and the dates on which interest will be payable and the manner of determination of record dates for such payments;

•	the right to extend the interest payment periods and, if so, the terms of any such extension;

•	the place or places where payments will be made, if other than the corporate trust office of a Trustee;

•	any right of the Issuer to redeem the Debt Securities, and, if so, the terms of such redemption option;

•	any obligation to redeem the Debt Securities through a sinking fund or to purchase the Debt Securities through a purchase fund or at the option of the holders of such Debt Securities;

•	the denominations in which any Debt Securities will be issued, if other than denominations of U.S.$2,000 and any integral multiple of U.S.$1,000 in excess thereof;

•	the identity of each registrar, authenticating agent and/or paying agent, if not the U.S. Trustee;

•	any index or formula used for determining principal, premium, Additional Amounts or interest;

•

the currency or currency units for which the Debt Securities may be purchased and the currency or currency units in which the principal and any premium, Additional Amounts and interest is payable, in each case, if other than U.S. dollars;

•

if the principal of, or any premium, Additional Amounts or interest on, any Debt Securities of such series is to be payable, at the election of the Issuer or the holder thereof, in one or more currencies or currency units other than U.S. dollars, the currency or currency units in which the principal of, or any premium, Additional Amounts or interest on, such Debt Securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount thereof;

•	the circumstances in which the Issuer and/or Hydro One Limited will be required to pay Additional Amounts in respect of any tax, assessment or government charge in respect of the Debt Securities;

•

if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•	whether the Debt Securities will be issuable as global securities and, if so, the depositary for such Debt Securities;

•	any transfer and exchange provisions of the Debt Securities of such series;

•

any addition, modification or deletion of any events of default provided with respect to the Debt Securities of the series and any change in the right of the U.S. Trustee or the requisite Holders of such Securities to declare the principal amount thereof due and payable, with respect to such Debt Securities;

•	any addition, modification or deletion in the covenants which apply to the Debt Securities of such series; and

•	any other terms and conditions of the Debt Securities which are not inconsistent with applicable trust indenture legislation.

Amount Unlimited

The aggregate principal amount of Debt Securities which may be authenticated and delivered under the Indenture is unlimited.

Specified Denominations

Except as otherwise specified in a Prospectus Supplement, the Debt Securities will be issuable in denominations of U.S.$2,000 and any integral multiple of U.S.$1,000 in excess thereof.

Global Securities

The Issuer may issue some or all of the Debt Securities as book-entry securities. The Issuer will register each global security with or on behalf of a securities depositary. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the Debt Securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security: (i) may not have the global security or any Debt Securities registered in their names; (ii) may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and (iii) will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable Debt Securities, Indenture and related supplemental indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

The Issuer or Hydro One Limited, as applicable, will make all payments of principal of, and any premium, Additional Amounts and interest on, a global security to the securities depositary or its nominee as the holder of the global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee (“participants”), and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by: (i) the securities depositary, with respect to participants’ interests; and (ii) any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the Issuer, Hydro One Limited, the Trustees or any agent of the Issuer, Hydro One Limited or the Trustees will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Events of Default

Except as otherwise specified in a Prospectus Supplement, with respect to any series of Debt Securities, any of the following events will constitute an event of default:

•	the Issuer defaults in the payment of any interest (including Additional Amounts) on any Debt Securities of that series that becomes due and payable and the default continues for 30 days;

•

the Issuer defaults in the payment of the principal of, or any premium or Additional Amounts, if any, on any Debt Securities of that series when due at its maturity and the default continues for three business days;

•

the Issuer or Hydro One Limited, as applicable, defaults in the performance of or breaches any covenant in the Indenture and such default or breach continues for a period of 90 days after written notice of such default or breach has been given to the Issuer and Hydro One Limited by either Trustee (with a copy to the other Trustee) or to the Issuer, Hydro One Limited and the Trustees from the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

•	certain events of bankruptcy, insolvency or reorganization of the Issuer or Hydro One Limited;

•

the guarantee provided by Hydro One Limited ceases to be in full force and effect, other than in accordance with the terms of such guarantee, or Hydro One Limited denies or disaffirms its obligations under such guarantee; or

•	any other event of default provided in a Prospectus Supplement with respect to Debt Securities of that series.

If an event of default occurs and is continuing with respect to a series of Debt Securities, the U.S. Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of, or any premium, Additional Amounts or interest on, the Debt Securities of such series to be due and payable immediately. However, any time after an acceleration with respect to the Debt Securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the event of default giving rise to such acceleration shall, without further action, be deemed to have been waived, rescinded and annulled if: (i) the Issuer or Hydro One Limited has paid or deposited with the U.S. Trustee a sum sufficient to pay: (a) all overdue interest on all Debt Securities of that series; (b) the principal of, and any premium, Additional Amounts and interest on, the Debt Securities of such series which have become due otherwise than by such acceleration; (c) interest on all overdue interest; and (d) all sums paid or advanced by the Trustees under the Indenture; and (ii) all other events of default with respect to Debt Securities of such series which have become due solely by such acceleration have been cured or waived.

Certain Covenants

Additional Amounts

Except as otherwise specified in a Prospectus Supplement, all payments that the Issuer makes under or with respect to the Debt Securities of any series or Hydro One Limited makes under or with respect to the guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charges, including penalties, interest and other similar liabilities related thereto, of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of Canada or any other jurisdiction in which the Issuer or Hydro One Limited is incorporated, organized or otherwise resident or engaged in or carrying on business for tax purposes or from or through which the Issuer or Hydro One Limited makes any payment on the Debt Securities of such series, or by any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law. If the Issuer, Hydro One Limited or any other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Debt Securities of any series or the guarantee in respect thereof, the Issuer or Hydro One Limited, as the case may be, will pay to each holder of such Debt Securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder or beneficial owner of the Debt Securities of such series after such withholding or deduction, including any withholding or deduction attributable to the Additional Amounts, will be not less than the amount the holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

However, no Additional Amounts will be payable in respect or on account of:

•

any Taxes that would not have been imposed or levied but for a present or former connection, including citizenship, nationality, residence, domicile, incorporation, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within such Relevant Taxing Jurisdiction, between such holder or beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation, and the Relevant Taxing Jurisdiction, other than any connection arising solely from the acquisition, ownership or disposition of the Debt Securities of any series, the receipt of payments under or with respect to the Debt Securities of any series, or the exercise or enforcement of rights under or with respect to the Debt Securities of any series or the provisions of the Indenture;

•

any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of Debt Securities of any series, following the Issuer’s or Hydro One Limited’s reasonable written request addressed to the holder, and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request, and in all events at least 30 calendar days before the relevant date on which payment under or with respect to the Debt Securities of such series is due and payable, to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction, including a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction, but, in each case, only to the extent that the holder or beneficial owner, as the case may be, is legally eligible to provide such certification;

•	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

•	any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Debt Securities of any series;

•

any Canadian withholding Taxes paid or payable by reason of (i) the holder, beneficial owner or other recipient of the amount not dealing at arm’s length with the Issuer or Hydro One Limited for the purposes of the Income Tax Act (Canada) (the “ITA”), or (ii) the holder or beneficial owner being, or not dealing at arm’s length with, a “specified shareholder” of the Issuer or Hydro One Limited for the purposes of subsection 18(5) of ITA;

•

any Tax imposed on or with respect to any payment by the Issuer or Hydro One Limited to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Debt Securities of any series;

•

any Tax that is imposed or levied by reason of the presentation, where presentation is required in order to receive payment, of the Debt Securities of a series for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Debt Securities been presented for payment on any date during such 30 day period;

•

any Tax that is imposed or levied on or with respect to a Debt Security of a series presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Debt Security of such series to another paying agent in a member state of the European Union;

•

any Taxes to the extent such Taxes are directly attributable to the failure of the holder or beneficial owner to qualify for an exemption from U.S. federal withholding tax with respect to payments of interest pursuant to an applicable income tax treaty to which the United States is a party or pursuant to the “portfolio interest” exemption as defined in Section 871(h) or 881(c), as applicable, of the Internal Revenue Code, in each case, as such treaty or section was in effect on the issuance date (determined without regard to the requirement that such holder or beneficial owner provide the applicable Internal Revenue Service Form W-8); or

•

any Taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code as of the issuance date (and any amended or successor version that is substantially comparable), any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith.

In addition, Additional Amounts will not be payable with respect to any Taxes that are imposed in respect of any combination of the above items.

Where Tax is payable pursuant to Section 803 of the Regulations under the ITA by a holder or beneficial owner of the Debt Securities in respect of any amount payable under the Debt Securities to the holder, other than by reason of a transfer of the Debt Securities to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the ITA, but no Additional Amount is paid in respect of such Tax, the Issuer or Hydro One Limited, as the case may be, will pay to such holder an amount equal to such Tax within 45 days after receiving from the holder a notice containing reasonable particulars of the Tax so payable; provided, that such holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Debt Securities.

The Issuer or Hydro One Limited, as the case may be, if the Issuer or Hydro One Limited, as the case may be, is an applicable withholding agent, or is otherwise required to withhold amounts under applicable law, will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the Debt Securities of any series is due and payable, if the Issuer or Hydro One Limited, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Debt Securities of such series is due and payable, in which case it will be promptly thereafter, the Issuer or Hydro One Limited, as the case may be, will deliver to the U.S. Trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information, other than the identities of holders and beneficial owners of Debt Securities, necessary to enable the U.S. Trustee or a paying agent to pay such Additional Amounts to holders and beneficial owners of Debt Securities on the relevant payment date. The U.S. Trustee will make such payments in the same manner as any other payments on the Debt Securities of such series. The Issuer or Hydro One Limited, as the case may be, will provide the U.S. Trustee with documentation reasonably satisfactory to the U.S. Trustee evidencing payment of such Additional Amounts.

The Issuer or Hydro One Limited, as the case may be, will take reasonable efforts to furnish to the U.S. Trustee or a holder within a reasonable time certified copies of tax receipts or other evidence of the payment by the Issuer or Hydro One Limited, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction.

The Issuer or Hydro One Limited, as the case may be, will pay any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest, additions to tax and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the receipt of any payment under or with respect to the Debt Securities of any series, the execution, issue, delivery or registration of the Debt Securities of such series or the Indenture or any other document or instrument referred to thereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Debt Securities of such series or the Indenture or any such other document or instrument following the occurrence of any event of default with respect to the Debt Securities of such series. The Issuer or Hydro One Limited, as the case may be, will not, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of Debt Securities.

The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer is organized, incorporated or otherwise resident or engaged in or carrying on business for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

Statement by Officers as to Default

The Issuer and Hydro One Limited will deliver to the Trustees, within 120 days after the end of each calendar year or on or before such other day in each calendar year as the Issuer, Hydro One Limited and the Trustees may from time to time agree upon, an officer’s certificate stating whether or not to the best knowledge of the signers thereof, the Issuer or Hydro One Limited, as the case may be, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if the Issuer or Hydro One Limited shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Provision of Financial Information

The Issuer will supply to holders of Debt Securities and the U.S. Trustee, copies of the annual reports and quarterly reports of Hydro One Limited and any information, documents or reports that are required to be filed by Hydro One Limited with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) within 15 days after the same is filed with the SEC or pursuant to applicable trust indenture legislation at the times and in the manner provided pursuant to such trust indenture legislation.

Notwithstanding that Hydro One Limited may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis pursuant to rules and regulations promulgated by the SEC, the Issuer will supply to holders of Debt Securities and the U.S. Trustee: (i) all annual and quarterly financial statements that Hydro One Limited would have filed with the SEC on Form 40-F and Form 6-K pursuant to Section 13 or Section 15(d) of the Exchange Act as if Hydro One Limited was required to file with the SEC such financial statements, provided that such financial statements shall be substantially in the form prescribed or permitted (including pursuant to any exemption granted by applicable regulatory authorities) by Canadian regulatory authorities for Canadian public reporting companies; and (ii) all current reports that would be required to be filed by Hydro One Limited with the SEC on Form 6-K if Hydro One Limited were required to file such reports.

Consolidation, Amalgamation, Arrangement, Merger, Conveyance or Transfer

Each of the Issuer and Hydro One Limited are permitted under the Indenture to consolidate, merge or amalgamate with or into, or enter into an arrangement with, any other person, or convey or transfer all or substantially all of its properties and assets to any other person; provided that (i) no event of default has occurred and is continuing; (ii) any successor entity assumes the obligations of the Issuer or Hydro One Limited, as applicable, under the Indenture and the Debt Securities issued thereunder; and (iii) the Issuer or Hydro One Limited, as applicable, delivers to the Trustees an officer’s certificate and an opinion of counsel that affirms compliance with all conditions in the Indenture in respect of such transaction. Provided the above conditions are satisfied, the successor entity will succeed to and be substituted for the Issuer or Hydro One Limited, as applicable, under the Indenture, and the Issuer or Hydro One Limited, as applicable, will be relieved of its obligations under the Indenture and the Debt Securities issued thereunder.

Optional Redemption

To the extent specified in a Prospectus Supplement, the Issuer may redeem any Debt Securities by delivering: (i) to the U.S. Trustee a notice at least 45 days before the date fixed for such redemption and (ii) to the holders of Debt Securities a notice at least 30 days but not more than 60 days before the date fixed for such redemption. The notice to holders of Debt Securities may state that the redemption will be conditional upon the U.S. Trustee or the applicable paying agent receiving sufficient funds to pay the principal of, and premium, Additional Amounts and interest on, such Debt Securities on or prior to the date fixed for such redemption and that if the funds are not received, the redemption notice will not apply, and the Issuer will not be required to redeem such Debt Securities.

Optional Tax Redemption

Except as otherwise specified in a Prospectus Supplement, the Debt Securities will be subject to redemption at any time, in whole but not in part, upon not less than 30 days’ nor more than 60 days’ written notice to the holders of Debt Securities, at a redemption price equal to the principal amount thereof together with any premium, Additional Amounts and interest then due and which become due on the date fixed for redemption as a result of the redemption or otherwise, if the Issuer determines that the Issuer is, or on the next date on which any amount would be payable in respect of the Debt Securities of such series, would be obligated to pay Additional Amounts in respect of the Debt Securities of such series pursuant to the terms and conditions thereof, which the Issuer cannot avoid by the use of reasonable measures available to it, as a result of: (i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the issuance date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the issuance date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture; or (ii) any change in, or amendment to, the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction, on or after the issuance date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the issuance date, the date on which the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (each of (i) and (ii), a “Change in Tax Law”), provided that the Issuer will also deliver to the U.S. Trustee an opinion of counsel stating that the Issuer would be obligated to pay Additional Amounts as a result of a Change in Tax Law. Notwithstanding the foregoing, the Issuer may not redeem the Debt Securities of any series if the Change in Tax Law obliging the Issuer to pay Additional Amounts was (x) officially announced by the Relevant Taxing Jurisdiction’s tax authority or a court or (y) validly enacted into law by the Relevant Taxing Jurisdiction, in each case, prior to the issuance date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the issuance date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture.

Modification of the Indenture

The Issuer and Hydro One Limited may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series of Debt Securities that are affected by the modification, voting as one class. However, the consent of each holder of outstanding Debt Securities affected by such modification is required to:

•	change the maturity date of the principal of, or any instalment of principal of or interest on, such Debt Securities;

•	reduce the principal amount, the interest rate or any premium payable upon the redemption of such Debt Securities;

•	change any obligation of the Issuer or Hydro One Limited to pay Additional Amounts;

•	reduce the amount of principal due and payable upon acceleration of maturity;

•	change the currency of payment of principal, premium, Additional Amounts or interest on such Debt Securities;

•	impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•

reduce the percentage in principal amount of the outstanding Debt Securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

•	with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing statements by the officers as to defaults or waiver of covenants of past defaults.

Each of the Issuer, Hydro One Limited and the Trustees may modify the Indenture without the consent of any holders of Debt Securities to:

•

evidence the succession of another person to the Issuer or Hydro One Limited and the assumption by any such successor of the covenants of the Issuer or Hydro One Limited in the Indenture, the Debt Securities and the guarantee;

•

add to the covenants of the Issuer and/or Hydro One Limited for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power under the Indenture conferred upon the Issuer or Hydro One Limited;

•	add any additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

•

add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to facilitate the issuance of the Debt Securities in uncertificated form;

•

add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities; provided that any such addition, change or elimination: (i) shall neither (a) apply to any Debt Securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (b) modify the rights of the holder of any such Debt Securities with respect to such provision; or (ii) shall become effective only when there is no such Debt Securities outstanding;

•	secure the Debt Securities of any series;

•	establish the form or terms of Debt Securities of any series;

•	effect or maintain, or otherwise comply with the requirements of the SEC in connection with the qualification of the Indenture under the United States Trust Indenture Act of 1939;

•

evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Debt Securities of one or more series and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by multiple trustees or the removal of one or more of the Trustees;

•

cure any ambiguity, correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or make any other provisions with respect to matters or questions arising under the Indenture; provided that such action does not adversely affect the interests of holders of the Debt Securities of any series in any material respect; or

•	make any other change to the Indenture or the Debt Securities of any series that does not adversely affect the interests of holders of the Debt Securities of any series in any material respect.

Defeasance and Discharge and Covenant Defeasance

Except as otherwise specified in a Prospectus Supplement, the Issuer will be discharged from (i) its obligations, with certain limited exceptions, with respect to any Debt Securities or any series of Debt Securities (except as to certain surviving rights and obligations specified in the Indenture) (a “Defeasance”) and (ii) its obligations under certain restrictive covenants established with respect to any Debt Securities or any series of Debt Securities, in each case, when: (A) the Issuer has irrevocably deposited with the U.S. Trustee money or government obligations sufficient to pay and discharge such Debt Securities to the applicable maturity or redemption date, including principal, premium, Additional Amounts and interest thereon; (B) no event of default shall have occurred and be continuing at the time of such deposit or with regard to any such an event of default relating to an event of bankruptcy, insolvency or reorganization of Hydro One Limited, at any time prior to the 90th day after such deposit; (C) if the Debt Securities are to be redeemed prior to the applicable stated maturity, notice of such redemption has been duly given pursuant to the Indenture; and (D) the Issuer has delivered to the U.S. Trustee an officer’s certificate and opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with. Following the occurrence of a Defeasance, payment of such Debt Securities may not be accelerated because of an event of default under the Indenture.

Governing Law

The Indenture, the guarantee (as described below) and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Guarantee

Hydro One Limited will fully, irrevocably, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and any premium, Additional Amounts and interest on, the Debt Securities of each series and any other obligations of the Issuer under the Debt Securities of each series when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

The guarantee is intended to be a general, unsecured, senior obligation of Hydro One Limited and to rank pari passu in right of payment with all unsecured indebtedness of Hydro One Limited that is not, by its terms, expressly subordinated in right of payment to the guarantee of Hydro One Limited.

Upon a default in payment of principal of, or premium, Additional Amounts or interest on, the Debt Securities of any series or any other amounts payable by the Issuer under the Indenture and such Debt Securities, either Trustee or the holder of the Debt Securities may institute legal proceedings directly against Hydro One Limited to enforce the guarantee without first proceeding against the Issuer.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to purchasers who are acquiring, holding and disposing of the Debt Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations applicable to purchasers who are acquiring, holding and disposing of the Debt Securities offered thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Each of the Issuer and Hydro One Limited is incorporated under the laws of the Province of Ontario. All of the directors and officers of each of the Issuer and Hydro One Limited, and the majority of the experts named in this Prospectus, are non-U.S. residents, and a substantial portion of the assets of each of the Issuer, Hydro One Limited and the assets of such experts named in this Prospectus are located outside of the U.S. Each of the Issuer and Hydro One Limited has appointed an agent for service of process in the U.S., but it may be difficult for holders of Debt Securities who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for holders of the Debt Securities who reside in the U.S. to realize in Canada upon judgments of courts of the U.S. predicated upon the civil liability of the Issuer and/or Hydro One Limited and the civil liability of the Issuer’s and Hydro One Limited’s directors, officers and experts under U.S. federal securities law.

Each of the Issuer and Hydro One Limited have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Each of the Issuer and Hydro One Limited have also been advised, however, that there is real doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

CONSENT TO JURISDICTION AND SERVICE

Each of the Issuer and Hydro One Limited filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, each of the Issuer and Hydro One Limited have appointed C T Corporation System, 28 Liberty Street, New York, New York 10005, as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Issuer and/or Hydro One Limited, as applicable, arising out of or related to or concerning an offering of Debt Securities under the Registration Statement.

EXEMPTIONS

On October 13, 2022, Hydro One Limited obtained a decision from the Ontario Securities Commission, as principal regulator, on behalf of itself and the securities regulatory authorities in each of the other provinces and territories of Canada, exempting Hydro One Limited from the requirements in section 3.2 of National Instrument 52-107 – Acceptable Accounting Principles and Auditing Standards which requires financial statements to be prepared in accordance with and disclosed in compliance with International Financial Reporting Standards (“IFRS”). The decision granting the exemption permits Hydro One Limited to prepare and present its financial statements required to be filed with the securities regulatory authorities in each of the provinces and territories of Canada (including financial statements included in any prospectus of Hydro One Limited) in accordance with U.S. GAAP until the earliest to occur of the following:

(a)	January 1, 2027;

(b)	if Hydro One Limited ceases to have rate-regulated activities, the first day of Hydro One Limited’s financial year that commences after it ceases to have such rate-regulated activities; and

(c)

the first day of Hydro One Limited’s financial year that commences on or following the later of: (1) the effective date prescribed by the International Accounting Standards Board (the “IASB”) for the mandatory application of a standard within IFRS specific to entities with rate-regulated activities (“Mandatory Rate-regulated Standard”); and (2) two years after the IASB publishes the final version of a Mandatory Rate-regulated Standard.

The exemption was requested: (i) due to continuing uncertainty of accounting treatment and lack of a specific mandatory standard for entities with rate-regulated activities under IFRS; (ii) because U.S. GAAP provides a more suitable set of accounting principles for entities with rate-regulated activities and is more consistent with those prescribed by the Ontario Energy Board; and (iii) to ensure consistency with and comparability to the financial statements of Hydro One Inc. which reports in U.S. GAAP, as well as Hydro One Limited’s industry peers that currently report in U.S. GAAP.

LEGAL MATTERS

Unless otherwise indicated in the Prospectus Supplement relating to an offering of Debt Securities, the offering of Debt Securities will be subject to approval of certain legal matters on behalf of the Issuer and Hydro One Limited by Osler, Hoskin & Harcourt LLP, with respect to Canadian law, and Dorsey & Whitney LLP, with respect to U.S. law. As of the date of this Prospectus, the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially owned, directly or indirectly, less than 1% of outstanding securities of any class issued by Hydro One Limited. In addition, certain legal matters in connection with any offering of Debt Securities will be passed upon for any underwriters, dealers or agents, as applicable, by counsel to be designated at the time of the offering.

AUDITORS

KPMG LLP, Chartered Professional Accountants, located at 333 Bay Street, Suite 4600, Bay Adelaide Centre, Toronto, Ontario, M5H 2S5, are the auditors of Hydro One Limited and have confirmed that they are independent of Hydro One Limited within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and also that they are independent accountants with respect to Hydro One Limited under all relevant U.S. professional and regulatory standards.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

The Co-Registrants are corporations formed under the Business Corporations Act (Ontario) (the “OBCA”). OBCA corporations may indemnify a current or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an “Eligible Party”). Such indemnity may include all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Eligible Party is involved as a result of acting or having acted as a director or officer of the corporation, or acting or having acted at the corporation’s request as a director or officer, or individual acting in a similar capacity, of such other entity. An OBCA corporation shall not indemnify an Eligible Party unless:

(a) the Eligible Party has acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Eligible Party had reasonable grounds for believing that the individual’s conduct was lawful.

Eligible Parties will be entitled to indemnification from an OBCA corporation if (i) they have not been judged by a court or other competent authority to have committed any fault or omitted to do anything they ought to have done and (ii) they fulfill conditions (a) and (b) set out above this paragraph. An OBCA corporation may advance money to an Eligible Party for the costs, charges and expenses of a proceeding referred to above; however, such Eligible Party must repay the money if they do not fulfill condition (a) set out above this paragraph. OBCA corporations may purchase and maintain insurance for the benefit of those individuals entitled to indemnification under the OBCA. In the case of a derivative action, indemnification and any cost, charge or expense advancement may only be made with court approval.

The by-laws of the Co-Registrants provide that, subject to the limitations contained in the OBCA, each Co-Registrant shall indemnify any director or officer, or former director or officer, of such Co-Registrant, or any individual who, at the request of such Co-Registrant, acts or has acted as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved as a result of acting or having acted as a director or officer of such Co-Registrant, or acting or having acted at such Co-Registrant’s request as a director or officer, or individual acting in a similar capacity, of such other entity. Such director, officer or individual must have acted honestly and in good faith, with a view to the best interests of the applicable Co-Registrant (or, if applicable, in the best interests of the other entity for which the individual acted as a director, officer or in a similar capacity at such Co-Registrant’s request), and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such individual’s conduct was lawful.

The Co-Registrants maintain directors’ and officers’ liability insurance which insures the directors and officers of the Co-Registrants and their respective subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, subject to policy restrictions and to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Co-Registrants pursuant to the foregoing provisions, the Co-Registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

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EXHIBITS

The following exhibits have been filed as part of this Registration Statement.

Exhibit Number	Description

4.1*	Annual information form of Hydro One Limited dated February 25, 2022 for the year ended December 31, 2021 (incorporated by reference from Exhibit 99.1 to Hydro One Limited’s Annual Report on Form 40-F for the year ended December 31, 2021, filed with the Commission on February 25, 2022).

4.2*	Comparative audited consolidated financial statements of Hydro One Limited as at and for the years ended December 31, 2021 and December 31, 2020, together with the notes thereto and the independent auditors’ report thereon (incorporated by reference from Exhibit 99.2 to Hydro One Limited’s Annual Report on Form 40-F for the year ended December 31, 2021, filed with the Commission on February 25, 2022).

4.3*	Management’s discussion and analysis of results of operations and financial condition of Hydro One Limited for the year ended December 31, 2021, including the unaudited consolidating summary financial information for Hydro One Limited, Hydro One Holdings Limited and any subsidiaries of Hydro One Limited other than Hydro One Holdings Limited on a combined basis with consolidating adjustments and total consolidated amounts (“Summary Financial Information”) as at and for the years ended December 31, 2021 and December 31, 2020 (incorporated by reference from Exhibit 99.3 to Hydro One Limited’s Annual Report on Form 40-F for the year ended December 31, 2021, filed with the Commission on February 25, 2022).

4.4*

Unaudited condensed interim  consolidated financial statements of Hydro One Limited at and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto (incorporated by reference from Exhibit 99.1 to Hydro One Limited’s Form  6-K, furnished with the Commission on November 14, 2022).

4.5*

Management’s discussion and analysis of results of operations and financial condition of Hydro One Limited for the three- and nine- month periods ended September 30, 2022 and 2021, including the Summary Financial Information at September 30, 2022 and September 30, 2021 and for the three- and nine- month periods ended September 30, 2022 and September 30, 2021 (incorporated by reference from Exhibit 99.2 to Hydro One Limited’s Form 6-K, furnished with the Commission on November 14, 2022).

4.6*	Management information circular of Hydro One Limited dated March 28, 2022 prepared in connection with the annual meeting of shareholders held on June 8, 2022 (incorporated by reference from Exhibit 99.1 to Hydro One Limited’s Form 6-K, furnished with the Commission on April 22, 2022).

5.1	Consent of KPMG LLP.

6.1*	Power of Attorney (included on the signature page of previously filed Registration Statement).

7.1*	Indenture dated as of June 8, 2018 among Hydro One Holdings Limited, as issuer, Hydro One Limited, as guarantor, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian co-trustee (incorporated by reference from Exhibit 7.1 to Hydro One Limited’s Form F-10, filed with the Commission on November 15, 2018).

7.2*	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 7.1 above.

107*	Filing Fee Table

*	Previously filed

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Co-Registrants undertake to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

The Co-Registrants previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Computershare Trust Company of Canada, as Canadian co-trustee in respect of the registered securities, previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Co-Registrants shall be communicated promptly to the Commission by amendment to the applicable Form F-X, referencing the file number of this Registration Statement on Form F-10.

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SIGNATURES

Pursuant to the requirements of the Securities Act, each of the Co-Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 22nd day of November, 2022.

HYDRO ONE HOLDINGS LIMITED

By:	/s/ William Sheffield
Name:	William Sheffield
Title:	Interim President and Chief Executive Officer

HYDRO ONE LIMITED

By:	/s/ William Sheffield
Name:	William Sheffield
Title:	Interim President and Chief Executive Officer

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Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated, on the 22nd day of November, 2022.

Signature	Title with Co-Registrant

/s/ William Sheffield William Sheffield	Interim President and Chief Executive Officer (Principal Executive Officer) of Hydro One Limited and Hydro One Holdings Limited and Director of Hydro One Limited

/s/ Chris Lopez Chris Lopez	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) of Hydro One Limited and Hydro One Holdings Limited and Director of Hydro One Holdings Limited

* Paul Harricks	Executive Vice President and Chief Legal Officer of Hydro One Limited and Director of Hydro One Holdings Limited

* Cassidy McFarlane	Director of Hydro One Holdings Limited

* Timothy Hodgson	Chair and Director of Hydro One Limited

* Cherie Brant	Director of Hydro One Limited

* Blair Cowper-Smith	Director of Hydro One Limited

* David Hay	Director of Hydro One Limited

* Stacey Mowbray	Director of Hydro One Limited

* Mark Podlasly	Director of Hydro One Limited

* Russel Robertson	Director of Hydro One Limited

* Melissa Sonberg	Director of Hydro One Limited

* Susan Wolburgh Jenah	Director of Hydro One Limited

*By:	/s/ Paul Harricks
Name:	Paul Harricks
Title:	Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this Amendment No.1 to Registration Statement to be signed by the undersigned, solely in the capacity of the duly authorized representative of the Co-Registrants in the United States, on November 22, 2022.

Puglisi & Associates (Authorized Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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